Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 127 to the Registration Statement on Form N–1A of Fidelity Charles Street Trust: Fidelity Global Balanced Fund of our report dated December 15, 2016, relating to the financial statements and financial highlights included in the October 31, 2016 Annual Reports to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts December 22, 2016